Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Venu Holding Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, $.0001 par value per share	457(o)	—	—	$34,500,000	(2)(3)	0.0001531	$5,281.95
Other	Representative’s Warrants to purchase Common Stock	457(g)(4)	—	—	—		—	—
Equity	Common Stock Underlying Representative’s Warrants(5)	457(o)	—	—	$2,156,250		0.0001531	$330.12
Total Offering Amounts					$36,656,250			$5,612.07
Total Fees Previously Paid								—
Total Fee Offsets
Net Fee Due								$5,612.07

(1)	This registration statement also includes an indeterminate number of securities that may become offered, issuable, or sold to prevent dilution resulting from stock splits, stock dividends, and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act.

(3)	Includes shares of Common Stock that may be issued upon the exercise of a 45-day option granted to the representative of the underwriters to cover over-allotments.

(4)	No fee required pursuant to Rule 457(g) under the Securities Act.

(5)	Represents warrants to be issued to the representative of the underwriters to purchase a number of shares of Common Stock equal to 5% of the shares of Common Stock sold in the offering at an exercise price equal to 125% of the assumed public offering price of $17.40 per share.